Exhibit 99.1

CELGENE CORPORATION ANNOUNCES APPOINTMENT OF JONATHAN BILLER AS EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL FOLLOWING THE DEPARTURE OF GERALD F. MASOUDI

SUMMIT, NJ, June 19, 2018 – Celgene Corporation (NASDAQ: CELG) today announced the appointment of Jonathan Biller as Executive Vice President and General Counsel effective July 3, 2018. Mr. Biller will be responsible for global legal strategy and will serve on the company's Executive Committee.

Mr. Biller will succeed Gerald F. Masoudi, Celgene's Executive Vice President and General Counsel since 2015. Mr. Masoudi is leaving Celgene to return to Washington, D.C. with his family and assume the role of Chief Legal Officer with a private company outside of the biopharmaceutical industry.

“Jonathan has been an integral part of Celgene’s senior management team for the last seven years. He has led our capital allocation strategy and provided industry-wide leadership on U.S. corporate tax reform. His extensive legal experience and deep understanding of Celgene enable him to immediately strengthen our leadership team as General Counsel,” said Mark J. Alles, Chairman and Chief Executive Officer of Celgene Corporation. “Jerry has made many important contributions to Celgene, and we wish him and his family all the best.”

Mr. Biller joined Celgene in 2011 and was most recently Senior Vice President, Tax and Treasury and served as Celgene’s Treasurer. He joined Celgene from Bunge Limited, a publicly-traded agriculture and food company, where he was General Counsel, Chief Tax Officer and Secretary from 2008 to 2011. In this role, he managed a global legal team of more than 100 professionals. Prior to Bunge, Mr. Biller held roles of increasing responsibility at Alcon, Inc. He began his legal career at Hopkins & Sutter before rising to the level of partner and served as a partner at Foley & Lardner after the firms merged. Mr. Biller holds a J.D. from Yale Law School and a B.A. from Brown University.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

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Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," "outlook" and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

Celgene Contact

Investors:

908-673-9628

ir@celgene.com

Media:

908-673-2275

media@celgene.com

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